EXHIBIT 23.1

CONSENT OF MINE AND QUARRY ENGINEERING SERVICES, INC.

We hereby consent to (i) the reference to the technical report entitled “Technical Report — Preliminary Economic Assessment — Montanore Project — Montana, USA” dated February 3, 2011 (the “Report”) relating to Mines Management, Inc.’s (the “Company”) Montanore Project portions of which were prepared by us in our capacity as an independent consultant to the Company, which is set forth in this Current Report on Form 8-K, (ii) the inclusion or incorporation by reference of information derived from the Report (to the extent prepared by us) in the Registration Statements on Forms S-8 (File Nos. 333-125701, 333-104724 and 333-152732) and Forms S-3 (File Nos. 333-162555, 333-148069, 333-129784 and 333-114258), as amended, or any related abbreviated registration statement filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, or in any amendment to any of the foregoing, or to any prospectuses or amendments or supplements thereto and (iii) all other references to the undersigned and its agents included or incorporated by reference in the above-referenced Registration Statements and in any prospectuses or amendments or supplements thereto.  We also consent to the reference to us under the heading “Experts” in such Registration Statements and any prospectuses or amendments or supplements thereto.

Dated this 21st day of February, 2011,

Mine and Quarry Engineering Services, Inc.

/s/ Christopher Kaye
	Name:	Christopher Kaye
	Title:	President